DATED: JANUARY 30, 2003

OCEAN RESOURCES CAPITAL HOLDINGS LIMITED

and

GOLD CITY INDUSTRIES LTD.

GOLD LOAN INVESTMENT AGREEMENT

OCEAN RESOURCES CAPITAL HOLDINGS LIMITED

Ocean House

10/12 Little Trinity Lane

London

EC4V 2DH

Private and Confidential

30 January 2003

Gold City Industries Ltd. #550—580 Hornby Street Vancouver, B.C.

Attention:

Fred Sveinson

Dear Sirs:

Investment Agreement

Ocean Resources Capital Holdings Limited (“ORCH”) is pleased to confirm its intention to make an investment in Gold City Industries Ltd. (“the Company”) on the terms set out in this letter.

1.

Investment in the Company

1.1

ORCH will invest in the Company by way of subscription for a £2,400,000, 12% Secured Gold Loan (the “Loan”).

1.2

Subscription for the Loan shall be satisfied by the issue by ORCH of 4,800,000 units (“Units”), each Unit consisting of one ordinary share (“the Shares”) and one warrant (the “Warrants”) in the capital of ORCH at the deemed price of £0.50 per Unit. Each Share will be credited as fully paid, and will rank pari passu in all respects with the issued and outstanding shares in ORCH. Each Warrant will entitle the holder thereof to acquire one additional Share together with one secondary warrant at any time during two years following issuance of the Units. The Warrants will not be detachable from the Shares prior to the exercise of the Warrants.

1.3

Subject to the provisions of section 1.11 below, interest at the said rate of 12% per annum shall be paid semi-annually on the last date of December and June of each year, commencing June 30, 2003. The Company irrevocably undertakes that upon receipt of the proceeds of a sale of all or any of the Units by the Company at any time, the Company will place in an escrow account on terms satisfactory to ORCH a sum equal to twenty-four per cent (24%) of the gross sale proceeds which funds standing to the credit of the escrow account shall be used solely for payment of interest on the Loan. The calculation and accrual of interest on the Loan shall commence on the date the Company realizes the first £288,000 from the sale of its Units (to place in escrow for the first year’s interest).

1.4

Subject to the provisions of section 1.10, the Loan will be repaid by the Company delivering gold bullion at the value of US$315 per ounce (and the English pound equivalent as of the Closing Date having .9999 fineness and in good London delivery) or the equivalent market value of such gold (determined as the average of the closing bid and ask afternoon price for gold on the London Metal Exchange on the date of payment) as directed by ORCH.

1.5

The Loan will be for a term of three years, and will be due and payable on the third anniversary date (the “Maturity Date”) of the date Units are issued and advanced to the Company hereunder (the “Closing Date”).

1.6

In addition, as partial consideration for the Loan, the Company agrees to issue and deliver to ORCH 5,500,000 share purchase warrants (or such lesser number as approved by the TSX Venture Exchange, or as accepted by ORCH), each warrant entitling the holder to acquire one common share in the capital of the Company for a period of two years at the greater of (the “Warrant Price”): (i) $0.30 per share in the first year and $0.35 per share in the second year; or (ii) the market price of the Company’s shares on the TSX Venture Exchange on the date of issuance of the warrants, for the first year (increasing by 15% in the second year).

1.7

The Loan may be prepaid at any time and from time to time without notice or penalty.

1.8

ORCH confirms to the Company that it is the intention of the board of ORCH to seek to have its shares traded on the Alternative Investment Market (“AIM”) of The London Stock Exchange as soon as reasonably practicable. It is acknowledged by the Company that the allotment and issue of Shares in consideration for the issue of the Loan is not conditional upon such admission.

1.9

In the event the Company realizes net proceeds from the sale of its Units (the “Actual Receipts”) of less than £2,160,000 then the Company will have the right to convert, to shares of the Company, that portion of the Loan equal to the difference between £2,400,000 and the Actual Receipts at a conversion price per share (the “Adjusted Conversion Rate”) equal to the Warrant Price divided by the quotient calculated as the Actual Receipts divided by £2,400,000. For clarity, if the Company elects to convert as above, the Actual Receipts will remain repayable in gold bullion in accordance with section 1.4 above.

1.10

In the event the Actual Receipts are less than £1,680,000 then the Company will also have the right to convert the full amount of interest payable on the Loan, to shares of the Company, at the Adjusted Conversion Rate.

1 11 Notwithstanding Article 4.2, ORCH shall use its best efforts to convert the Company’s 4,800,000 Units of ORCH to £2,400,000 in cash as expeditiously as possible.

1.12

If ORCH fails to gain admission to AIM by March 7, 2003 the transaction will terminate.

2.

Purpose

ORCH’s investment is to be used for the purpose of the Company developing, mining and exploiting its gold property interests.

3.

Availability

The subscription for the Loan shall be made when ORCH is satisfied that the conditions precedent set out in section 6 have been fulfilled or waived by ORCH.

4.

Obligations of the Company

4.1

The Company agrees to make available such information with regard to the Company and its business, assets and investments as may reasonably be required by ORCH in connection with its application for admission to AIM.

4.2

The Company acknowledges that by accepting this offer and accepting the allotment of Units in exchange for the issue of the Loan, the Company will not be entitled to dispose of any of the Units issued to it either prior to or during a period of at least three months from the date ORCH gains admission to AIM without the prior consent of ORCH, or as part of the placing by ORCH during such period.

4.3

The Company agrees that until the Loan is repaid in full, it will not borrow any funds without the prior consent of ORCH, which consent will not be unreasonably withheld.

4.4

While any portion of the Loan is outstanding, the Company agrees that ORCH shall be entitled (but not obligated) to nominate either (i) one non-executive director to the board of the Company if Actual Receipts are less than £2,160,000; or (ii) up to two non-executive directors to the board of the Company if the Actual Receipts are equal to or greater than £2,160,000 (in either case the “ORCH Directors”); and undertakes to take all such steps as may be required to appoint and maintain in office the ORCH Directors unless and until they resign or are removed by ORCH, and in such circumstances the Company shall forthwith upon request by ORCH, appoint successor directors.

4.5

The Company shall ensure that the ORCH Directors receives due notice of all Board meetings of the Company together with full supporting board papers and other information necessary to enable the ORCH Directors to carry out their duties as directors.

4.6

The Company further undertakes that as a subscriber for Units in ORCH it will provide to ORCH and its advisers such information as may from time to time be required under any money laundering regulations to which ORCH which may from time to time be subject, whether in connection with the application for admission on AIM or otherwise.

4.7

As security for the due payment by the Company of the Secured Amount, the delivery of gold in payment thereof, and the due fulfilment of all covenants and obligations of the Company hereunder, the Company hereby agrees to grant to ORCH a first ranking security interest over all of the present assets of the Company, including gold production, and Company’s mineral property interests. ORCH will be entitled to make such filings as may be necessary to document and register its security interest, including filings with the applicable mining authorities pertaining to the Company’s mineral properties.

5.

Warranties

5.1

The Company warrants and represents to ORCII as follows:

5.1. 1

All information relating to the legal status and constitution of the Company, including details of its authorised and issued share capital, property interests, and its business and financial position supplied to ORCH or its advisers was when given and remains true and accurate.

5.1.2

The Company’s Memorandum and Articles of Association, its audited and unaudited financial statements, and other documents supplied to ORCH are up to date, accurate and complete copies of the originals.

5.1.3

No receiver, manager or receiver and manager has been appointed over the whole or any part of the assets or undertaking of the Company and no such appointment has been threatened in writing within the preceding twelve months.

5.1.4

The Company is not insolvent nor has it stopped payment of its debts nor is the Company unable to pay its debts.

5.1.5

The Company is not engaged or involved in or threatened with:-

(a)

any litigation, prosecution, arbitration or other legal proceedings (whether as plaintiff, defendant or third party), except for normal debt collection; or

(b)

any proceedings or enquiries before any securities regulatory authority, tribunal, board of enquiry, commission or any other administrative body, whether judicial or quasi-judicial;

5.1.6

There is no judgment or order of a court against the Company, which has not been satisfied or discharged.

5.1.7

The Company has not committed any breach of or failed to perform or observe any provision of its Memorandum or Articles of Association or terms or conditions of any contract, consent or licence by which it carries on business.

5.1.8

The Company has not forward sold or otherwise agreed to the terms of sale of all of its gold production, and is not subject to any contract which would preclude it from delivering gold to ORCH on the terms herein contemplated.

5.1.9

The Company is not in breach of any of the listing rules, regulations or requirements of the TSX Venture Exchange.

5.2

No information relating to the Company of which ORCFI or any of its advisers or associates has only constructive knowledge shall prejudice any claim made by ORCI-I under the Warranties or operate to reduce any amount recoverable.

5.3

Each of the warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other warranty or anything in this letter.

6.

Conditions Precedent

6.1

ORCE’s investment shall be available when:

(a)

The Board of Directors of ORCU have approved the investment terms; and

(b)

ORCH and its advisers are satisfied that all formalities necessary for the issue of the Loan to ORCH have been complied with.

6.2

The Company’s issuance of the Loan is conditional upon receipt of TSX Venture Exchange approval,

7.

Information and publicity

7.1

Each party shalt disclose such information concerning it and any subsidiary or associated companies as may be required of the other to comply with the rules of any relevant stock exchange and any regulatory authority.

7.2

Any press release in relation to this transaction is to be agreed in advazicc between the Company and ORCH.

8.

Transaction fees

Each party shall be responsible for the fees of its own legal and accountancy advisers in respect of this transaction.

9.

Procedure for acceptance

This offer may be accepted by signing and returning to ORCH the Form of Acceptance enclosed herewith. When the Form of’ Acceptance is received and accepted by ORCH this letter together with the Schedules hereto and the Form of Acceptance shall form a binding agreement between the Company and ORCH.

Yours faithfully

OCEAN RESOURCES CAPITAL HOLDINGS LIMITED

Per:

FORM OF ACCEPTANCE AND COMMITMENT

30 January 2003

Dear Sirs

Issue by Gold City Industries Ltd. of £2,400,900, 12% Secured Gold Loan (the “Loan”) to Ocean Resources Capital Holdings Limited (“ORCH”)

We hereby acknowledge receipt of your letter dated 30 January 2003 (the “Letter Agreement” as attached hereto) and confirm our agreement to grant to ORCH the Loan set out above in consideration for the allotment and issue to the Company by ORCU of the Units set out in, and on the terms and subject to the conditions set out or referred to in, the Letter Agreement. We expressly confirm our agreement in all respects to the terms of the Letter Agreement.

By accepting such commitment we:

(a)

represent and warrant to ORCII that we have full authority and rights to issue the Loan to ORCII as herein provided including compliance with any stock exchange, company legislation or other regulatory requirements where appropriate; subject only to receipt of approval of the TSX Venture Exchange;

(b)

confirm that we may lawfully acquire the Units;

(c)

undertake that the Loan will (subject to the satisfaction of the conditions precedent listed in the Letter Agreement) be issued to ORCH or its agent free from all liens, charges and encumbrances and with all rights now and hereafter attached thereto;

(d)

enclose herewith or irrevocably undertake to deliver to you by the Closing Date the following:

(i)

a Board Resolution in terms reasonably acceptable to you authorising the allotment and issue of the Loan; and

(ii)

a copy of the approval letter of the TSX Venture Exchange to the terms of the Letter Agreement.

(e)

further undertake to only dispose of the Units acquired, pursuant to the terms of the Letter Agreement;

(f)

hereby authorise and request ORC11 (subject to the conditions referred to in the Letter Agreement having been fulfilled), in accordance with the instructions given below, to deliver to us at our risk definitive certificates for the number of Units to which we are entitled.

We further warrant, acknowledge and agree that:

(a)

we are applying and subscribing for, the number of Units specified above upon and subject to the terms and conditions set out in the Letter Agreement, and the Memorandum and Articles of Association of ORCH and, without prejudice to the generality of the foregoing in accepting the commitment hereunder:

(i)

we have not relied on any other information given or any representations or statements made at any time by ORCH or any director, associate, employee, agent or adviser of ORCH; and

(ii)

we will, to the best of our ability, obtain prior to the Closing Date, all necessary regulatory consents, including that of the TSX Venture Exchange, and we have observed all formalities in all applicable jurisdictions to enable us to issue the Loan and to subscribe for the Shares and to enter into and comply with this Form of Acceptance; and the signatory of the Form of Acceptance is, and will continue to have, full authority to bind us to its terms;

(b)

we will negotiate the terms and conditions of a formal gold loan agreement, on the basis of the terms outlined above and in the Letter Agreement, to have such formal agreement executed as soon as possible. In the event a formal agreement is not reached, the terms of the Letter Agreement will continue to be binding;

(c)

time shall be of the essence as regards obligations pursuant to this Form of Acceptance;

(d)

both Gold City Industries Ltd. and ORCH will be liable as a principal in respect of their obligations and the terms and conditions of the Letter Agreement and this Form of Acceptance, and both will be governed by, and construed in accordance with, the laws of England and we agree to submit, for the benefit of ORCFI to the exclusive jurisdiction of the English courts.

Yours faithfully,

DELIVERY INSTRUCTIONS FOR UNITS

The registration details for and, if different, the person deliver the Units are as follows:

NAME

to whom you are requested to

ADDRESS

GOLD CITY INDUSTRIES LTD.

550 - 580 Hornby Street

Vancouver, BC V6C 3B6

POSTCODE ______________

DELIVERY ADDRESS FOR CERTIFICATES (if different from the first-named above):

NAME

ADDRESS

POSTAL CODE

SIGNATURE:

6.

Conditions Precedent

6.1

ORCH’s investment shall be available whcn:

(a)

The Board of Directors of ORCH have approved the investment terms; and

(b)

ORCH and its advisers are satisfied that all formalities necessary for the issue of the Loan to ORCH have been complied with.

6.2

The Company’s issuance of the Loan is conditional upon receipt of TSX Venture Exchange approval.

7.

Information and publicity

7.1

Each party shall disclose such information concerning it and any subsidiary or associated companies as may be required of the other to comply with the rules of any relevant stock exchange and any regulatory authority.

7.2

Any press release in relation to this transaction is to be agreed in advance between the Company and ORCH.

8.

Transaction fees

Each party shall be responsible for the fees of its own legal and accountancy advisers in respect of this transaction.

9.

Procedure for acceptance

This offer may be accepted by signing and returning to ORCI- the Form of Acceptance enclosed herewith. When the Form of Acceptance is received and accepted by ORCH this letter together with the Schedules hereto and the Form of Acceptance shall form a binding agreement between the Company and ORCH.

Yours faithfully